UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 24, 2008

Max Capital Group Ltd.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	000-33047	98-0584464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Max House, 2 Front Street, Hamilton, Bermuda	HM 11
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (441) 295-8800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 24, 2008, the Registrant entered into a share purchase agreement (the “Share Purchase Agreement”) with Imagine Insurance Company Limited (“Seller”) pursuant to which the Registrant agreed to acquire all of the issued and outstanding share capital of Imagine Group (UK) Limited (the “Company”). The Company is the parent of a specialty insurance group operating within the Lloyd’s insurance market through three active syndicates (Syndicates 1400, 2525 and 2526) and a managing agency, Imagine Syndicate Management Limited.

Subject to regulatory and other required approvals, the Registrant will pay consideration of approximately GBP 11 million to complete the transaction. As part of the transaction, the Registrant or one of its affiliates will replace letters of credit totaling approximately GBP 90 million currently provided by an affiliate of the Company to fund its Lloyd’s syndicate commitments.

The Share Purchase Agreement contains customary representations and warranties on the part of the Registrant and the Seller and the Seller has agreed to indemnify the Registrant against certain liabilities.

The foregoing summary of the transaction does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement attached hereto as Exhibit 10.1.

Item 8.01.	Other Events.

On July 24, 2008, the Registrant issued a press release announcing entry into the Share Purchase Agreement referred to in Item 1.01 above and made available the supplemental information in the slides attached to this report as Exhibit 99.2. The press release and the slides are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Share Purchase Agreement

99.1	Press Release dated July 24, 2008

99.2	Supplemental Information Slides

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Max Capital Group Ltd.
(Registrant)

Date: July 28, 2008		/s/ W. Marston Becker
	Name:	W. Marston Becker
	Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Share Purchase Agreement

99.1	Press Release dated July 24, 2008

99.2	Supplemental Information Slides